EXHIBIT 3.1

BLOOMIOS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

(this “Certificate of Designation”)

BLOOMIOS, INC., a corporation organized and existing under the Nevada Revised Statutes (the “Corporation”), certifies that pursuant to the authority contained in the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”) and in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) by Unanimous Written Consent, dated October 26, 2022 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by its Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issuance of Series D Convertible Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”), consisting of eighty-five thousand (85,000) shares, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as follows:

TERMS OF SERIES D CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings:

“Accrued Dividend” shall have the meaning set forth in Section 3.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 10.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.00001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Event” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the terms hereof.

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“Deficiency Amount” shall have the meaning set forth in Section 10.

“Distribution” shall have the meaning set forth in Section 8.

“Dividend and Conversion Restriction Release Date” shall have the meaning set forth in Section 3.

“DWAC” shall have the meaning set forth in Section 6(b)(i).

“Holder” shall have the meaning set forth in Section 2.

“MIPA” shall have the meaning set forth in Section 2.

“Monthly Dividends” shall have the meaning set forth in Section 3.

“Nevada Courts” shall have the meaning set forth in Section13(d).

“Original Issue Date” means the date of the first issuance of any shares of the Series D Preferred Stock regardless of the number of transfers of any particular shares of Series D Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series D Preferred Stock.

“Original Value” shall have the meaning set forth in Section 10.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Redemption Date” shall have the meaning set forth in Section 9.

“Redemption Notice” shall have the meaning set forth in Section 9.

“Redemption Price” shall have the meaning set forth in Section 9.

“Senior Lenders” shall have the meaning set forth in Section 3.

“Senior Secured Debentures” shall have the meaning set forth in Section 3.

“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock of the Corporation.

“Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock of the Corporation.

“Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock of the Corporation.

“Series D Preferred Stock” shall have the meaning set forth in Section 2.

“Shareholder Approval” shall have the meaning set forth in Section 10.

“Shareholder Approval Limitation” shall have the meaning set forth in Section 10.

“Stated Value” shall have the meaning set forth in Section 2.

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“Subordination Agreement” shall have the meaning set forth in Section 12.

“Trading Day” means a day on which the principal Trading Market (defined below) is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX, OTC Pink (or any successors to any of the foregoing).

“Transfer Agent” means Pacific Stock Transfer Co., the current transfer agent of the Corporation, with a mailing address of 6725 Via Austi Parkway, Las Vegas, NV 89119 and any successor transfer agent of the Corporation.

Section 2. Designation, Amount and Par Value; Eligible Recipients. The series of preferred stock shall be designated as its Series D Convertible Preferred Stock (the “Series D Preferred Stock”) and the number of shares so designated shall be eighty-five thousand (85,000), which amount shall not be subject to increase without the written consent of the holders of a majority of the outstanding Series D Preferred Stock (each, a “Holder” and, collectively, the “Holders”). All Series D Preferred Stock shall be issued initially to Upexi, Inc., a Nevada corporation (“Upexi”) as the seller under that certain Membership Interest Purchase Agreement, dated as of October 26, 2022, to which Upexi and the Corporation are parties (the “MIPA”) as part of the consideration payable to Upexi by the Corporation thereunder. Each share of Series D Preferred Stock shall have a par value of $0.00001 per share and a stated value equal to One Hundred Dollars ($100.00) (the “Stated Value”).

Section 3. Dividends. Subject to the paragraph immediately below, the Series D Preferred Stock shall entitle the Holder to receive dividends equal to eight and 50/100 percent (8.50%) per annum of the Stated Value of the Series D Preferred Stock on the Original Issue Date, on a monthly basis, 30 days in arrears, for each month during which the Series D Preferred Stock remains outstanding.

The monthly dividends payable to the Holder of the Series D Preferred Stock as provided in the immediately preceding paragraph (the “Monthly Dividends”) shall be declared but not become due and payable and shall not be paid (but instead shall accrue) until the date that is three (3) months following the date on which each of the following conditions are satisfied (such date the “Dividend and Conversion Restriction Release Date”):

(a) all of those certain 15.0% Original Issue Discount Senior Secured Convertible Debentures in the collective aggregate principal amount of $9,372,500 (collectively, the “Senior Secured Debentures”) issued by the Corporation to certain purchasers including Upexi (and including subsequent holders of the Senior Secured Debentures, the “Senior Lenders”) in a financing conducted by the Corporation on or about the date hereof pursuant to that certain Securities Purchase Agreement dated on or about hereof by and among the Corporation the purchasers party thereto (including without limitation Upexi in its capacity as a purchaser (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Financing SPA”) have been (i) repaid in full to the Senior Lenders (including without limitation any interest, principal, fees and any other amounts due and payable under such Senior Secured Debentures) in accordance with the terms of such Senior Secured Debentures and/or (ii) converted in their entirety by the Senior Lenders into shares of the Corporation’s Common Stock in accordance with the terms of such Senior Secured Debentures; and

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(b) as of the date that the condition described in the foregoing clause (a) is satisfied, no asserted claims, losses or liabilities related to the Senior Secured Debentures to which the Senior Lenders are entitled to indemnification or reimbursement by the Debtors (as defined in the Subordination Agreement), whether pending or threatened, remain unresolved.

From and after the Dividend and Conversion Restriction Release Date, such accrued Monthly Dividends shall become due and payable, in twelve (12) equal monthly installments over a period of twelve (12) consecutive months, in addition to any other Monthly Dividends then payable to the Holders of the Series D Preferred Stock.

In the event that any dividend provided for under this Section 3 which is otherwise due and payable is not declared and paid by the Corporation when due, such dividend shall be accrued (the “Accrued Dividend”) and shall be added to the amount payable to the Holder thereof upon Liquidation. The Accrued Dividend shall be convertible, at the option of the Holder, in accordance with Section 6 below and, for the avoidance of doubt, subject to the limitations on conversion set forth in Section 6 below and the Subordination Agreement.

Section 4. Voting Rights. Except as otherwise provided by the Nevada Revised Statutes, other applicable law or as provided in this Certificate of Designation, the Holders of the Series D Preferred Stock shall have the same voting rights as the holders of the Common Stock and the shares of Series D Preferred Stock shall vote equally with the shares of Common Stock, and not as a separate class, at any annual or special meeting of stockholders of the Corporation and the Holders of the Series D Preferred Stock may act by written consent in the same manner as the Common Stock, in either case, upon the following basis: the Holder of shares of Series D Preferred Stock shall be entitled to cast such number of votes as shall be equal to the aggregate number of shares of Common Stock into which such Holder’s shares of Series D Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then-outstanding shares of the Series D Preferred Stock: (a) alter or change the powers, preferences or rights given to the Series D Preferred Stock in such a manner as would adversely affect the rights of such Holders, or otherwise alter or amend this Certificate of Designation, (b) amend its Articles of Incorporation or other charter documents in such a manner as would adversely affect the rights of such Holders, (c) increase the number of authorized shares of Series D Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation.

(a) Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency (a “Liquidation”), the Holders of Series D Preferred Stock shall be entitled to have set apart for them and to be paid out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the Nevada Revised Statutes, an amount equal to the Stated Value per share of Series D Preferred Stock plus the Accrued Dividends relating thereto. For purposes of the foregoing, except for the Senior Secured Debentures and subject to the terms of the Subordination Agreement, no securities of the Corporation shall have priority over the Series D Preferred Stock in the event of Liquidation; provided, for the avoidance of doubt, the Senior Secured Debentures shall be deemed “securities of the Corporation” for purposes of this Certificate of Designation.

(b) Insufficient Assets. If, upon any Liquidation, the assets legally available for distribution among the Holders of the Series D Preferred Stock shall be insufficient to permit payment of the full preferential amounts to such holders as provided for in Section 5(a) above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the securities held by them upon such event of Liquidation if all amounts payable on or with respect to such securities were paid in full, based upon the aggregate Liquidation value payable upon all shares of Series D Preferred Stock then outstanding.

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(c) Distribution to Junior Securities. After such payment shall have been made in full to the Holders of the Series D Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the Holders of the Series D Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock in accordance with the terms of such securities.

(d) Distributions Other than Cash. Whenever the distribution provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the fair market value thereof, as reasonably determined by the Corporation. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the Holders of Series D Preferred Stock.

Section 6. Conversion.

(a) VoluntaryConversions. Subject to the immediately following paragraph of this Section 6(a) and the Subordination Agreement, shares of Series D Preferred Stock may, at any time, at the option of the Holder, be converted into fully paid and non-assessable shares of Common Stock (a “Conversion Event”), along with any Accrued Dividends owed to the Holder pursuant to Section 3 above. The date of a Conversion Event may be hereinafter referred to as a “Conversion Date.” The “Conversion Rate” shall mean the product obtained by dividing the number of shares of Series D Preferred Stock being converted upon a Conversion Event by the closing price per share of the Common Stock on the Trading Market on which the Common Stock is then listed or quoted (the “Conversion Price”) on the Conversion Date and multiplying that number by 100. Upon any Conversion Event and the issuance of Conversion Shares further thereto, the shares of Series D Preferred Stock being converted shall be deemed cancelled and of no further force or effect. For purposes of the foregoing Conversion Events, conversion will be deemed to have taken place (i) immediately prior to the Conversion Event, or (ii) with respect to a Conversion Event, at the close of business on the date of surrender of the certificates representing the shares of Series D Preferred Stock being converted.

Notwithstanding the foregoing, Holders of the Series D Preferred Stock (including without limitation Upexi) may not convert their shares of the Series D Preferred Stock and the Corporation may not issue any Conversion Shares to any Holder (including without limitation Upexi) until the Dividend and Conversion Restriction Release Date. On or after the Dividend and Conversion Restriction Release Date, the Series D Preferred Stock may be converted as provided in the immediately preceding paragraph of this Section 6(a).

(b) Mechanics of Conversion. Upon conversion, the Holder of Series D Preferred Stock shall surrender the applicable certificate or certificates, duly endorsed, at the office of the Corporation or the Transfer Agent, and, in the case of a Conversion Event, such Holder shall give written notice of the conversion to the Corporation, indicating the number of shares of Series D Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver (or cause to be issued and delivered) to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is then entitled. The Person entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. In addition to the foregoing, the following provisions shall apply to all conversions of the Series D Preferred Stock:

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i. Delivery of Conversion Shares Upon a Conversion Event. Conversion Shares issuable hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Corporation is then a participant in such system and the Conversion Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Corporation’s share register in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the address provided to the Corporation by the Holder. It is incumbent on the Holder to ensure that the Corporation has a current and valid address for the Holder.

ii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock as herein provided not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account any adjustments and restrictions provided in this Certificate of Designation) upon the conversion of the then outstanding shares of Series D Preferred Stock.

iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series D Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round to the next whole share, with 0.5 shares being rounded up to one whole share.

iv. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series D Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series D Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Adjustments. If at any time or from time to time after: (i) the Common Stock issuable upon the conversion of the Series D Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction provided for elsewhere in this Section 7), in any such event each Holder of Series D Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series D Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof; and (b) the date of issuance of the Series D Preferred Stock, there is a capital reorganization of the Common Stock (other than a transaction provided for elsewhere in this Section 7), as a part of such capital reorganization, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock that number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.

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Section 8. Pro Rata Distributions. During such time as the Series D Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series D Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series D Preferred Stock immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

Section 9. Redemption. Subject to the Subordination Agreement, at any time on or after the first anniversary of the date of issuance of shares of Series D Preferred Stock to Upexi (or earlier upon the prior mutual agreement of the Corporation on the one hand and the Holder, or if more than one Holder at the time, the approval of a majority of the Holders of the Series D Preferred Stock, on the other hand), the Corporation may, in its sole discretion, elect to redeem all or any portion of the Series D Preferred Stock held by such Holder at a price per share equal to One Hundred Dollars ($100.00) (the “Redemption Price”) up to an aggregate amount of Eight Million Five Hundred Thousand Dollars ($8,500,000) for all of the shares of Series D Preferred Stock, plus any accrued and unpaid dividends, by delivering written notice of redemption (the “Redemption Notice”) to the Holder no less than 10 days nor more than 20 days prior to the proposed redemption date set forth in such notice (the “Redemption Date”); provided, notwithstanding anything to the contrary set forth herein, the Corporation shall not redeem any portion of the Series D Preferred Stock at any time unless such redemption is permitted under the Subordination Agreement. The Corporation shall, unless otherwise prohibited by law or the terms of the Subordination Agreement, redeem from such Holder, on the Redemption Date, the number of shares of Series D Preferred Stock identified in such Redemption Notice.

Section 10. Certain Limitations. No Holder shall affect any conversion of the Series D Preferred Stock and no Holder shall not have the right to convert any portion of the Series D Preferred Stock, to the extent that after giving effect to the conversion set forth on the Conversion Notice submitted by such Holder, the Holder (together with its Affiliates and any Persons acting as a group together with the Holder or any of its Affiliates) would beneficially own shares of Common Stock in excess of the Beneficial Ownership Limitation (defined below) or, if approval of the Corporation’s shareholders (“Shareholder Approval”) is necessary, in excess of the Shareholder Approval Limitation (defined below), unless Shareholder Approval shall have been obtained. To ensure compliance with this restriction, prior to delivery of any Conversion Notice, each Holder shall have the right to request that the Corporation provide to the Holder a written statement of the number of shares of Common Stock issued and outstanding. The Corporation shall, promptly but in any event within five (5) Business Days of such request, provide such Holder with the requested information in a written statement, and the Holder shall be entitled to rely on such written statement from the Corporation in issuing its Conversion Notice and ensuring that its ownership of the Common Stock is not in excess of the Beneficial Ownership Limitation or the Shareholder Approval Limitation. The restriction described in this Section 10 relating the Beneficial Ownership Limitation may be increased by any Holder, in whole or in part, up to a maximum limit equal to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of such Holder’s Series D Preferred Stock. Such increase may be effected by any Holder by providing sixty-one (61) days written notice thereof to the Corporation. In the event any Holder desires to convert the Series D Preferred Stock in an amount greater than the Shareholder Approval Limitation, the Corporation shall use its reasonable best efforts to obtain Shareholder Approval within ninety (90) days thereof.

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For purposes hereof, the “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series D Preferred Stock of any Holder. The limitations contained in this Section 10 shall apply to a successor Holder. In addition, for purposes hereof, the “Shareholder Approval Limitation” shall mean 19.99% of the number of shares of the Common Stock outstanding as of the Original Issue Date.

If, following: (a) conversion of all of the shares of Series D Preferred Stock issued to Upexi pursuant to the MIPA, and (b) sale by Upexi in its capacity as a Holder of all of the shares of Common Stock issued to it upon such conversion, the gross proceeds of such sales of the Common Stock received by Upexi equal less than Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Original Value”), the Corporation shall, upon Upexi’s request, issue additional shares of Common Stock to Upexi equal in value to the difference between the amount of the proceeds received by Upexi upon the conversion and sale by Upexi described in this sentence and the Original Value (such difference being referred to hereinafter as the “Deficiency Amount”). Notwithstanding the foregoing, subject to the Subordination Agreement, the Corporation shall have the right, in its sole discretion, to fulfill its obligations hereunder by remitting to the Holder cash in an amount equal to the Deficiency Amount in lieu of issuing additional shares of Common Stock; provided, notwithstanding anything to the contrary set forth herein, the Corporation may not pay any portion of any Deficiency Amount at any time unless such payment is permitted under the Subordination Agreement.

Each Holder (including without limitation Upexi) agrees that commencing upon the issuance of the Series D Preferred Stock to such Holder until 4:00 pm (New York City time) twelve (12) months from such date (the “Restricted Period”), the Holder shall not sell, dispose of or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the Conversion Shares issued to the Holder upon conversion of the Series D Preferred Stock.

Each Holder (including without limitation Upexi) agrees that such Holder shall not at any time sell, dispose of, assign or otherwise transfer, directly or indirectly any portion of the Series D Preferred Stock held by such Holder to any Person unless the purchaser, transferee or assignee thereof first agrees in writing with Senior Agent (as defined in the Subordination Agreement) to be bound by the terms of the Subordination Agreement, in form and substance satisfactory to Senior Agent (as defined in the Subordination Agreement).

Section 11. Amendment and Waiver. The amendment or waiver of any provision of this Certificate of Designation can be approved by Persons holding the majority of the Series D Preferred Stock then outstanding, subject to the Subordination Agreement and provided such amendment or waiver is not prohibited by the Subordination Agreement, and at the time of any such transfer all Persons holding any Series D Preferred Stock have agreed in writing with Senior Agent (as defined below) to be bound by the terms of the Subordination Agreement, in form and substance satisfactory to Senior Agent (as defined in the Subordination Agreement).

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Section 12. Subordination. All shares of Series D Preferred Stock issued to any Holder (including without limitation Upexi) and the rights and obligations of such Holder and the Corporation with respect to such shares of Series D Preferred Stock shall be subject to that certain Intercreditor and Subordination Agreement dated as of October 26, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”) by and among Upexi as subordinated creditor and the Senior Agent (as defined in the Subordination Agreement), providing for, among other things, the subordination and restriction on certain rights and obligations of the Upexi and the Corporation, respectively, with respect to any Series D Preferred Stock that Upexi is issued as consideration under the MIPA, to the Senior Liabilities (as defined in the Subordination Agreement). In the event of any conflict between the terms and provisions the Subordination Agreement and this Certificate of Designation, the terms and provisions of the Subordination Agreement shall govern and control.

Section 13. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service, addressed to the Corporation at 701 Anacapa Street, Suite C, Santa Barbara, CA 93101, Attention: CEO, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section13. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided pursuant to this Certificate of Designation constitutes, or contains, material, non-public information regarding the Corporation or any Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages on the shares of Series D Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series D Preferred Stock Certificate. If a Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, or cause to be executed and delivered, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation with the actual third-party costs of the replacement of such certificate to be borne by the Holder (but without any requirement to post an indemnity bond).

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(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Las Vegas (the “Nevada Courts”). Each Holder hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each Holder irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Holder at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Holder irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Series D Preferred Stock. If any shares of Series D Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock to be duly executed this 26th day of October, 2022.

BLOOMIOS, INC.

By:
Michael Hill, Chief Executive Officer

[Signature Page – Bloomios Certificate of Designation - Series D Convertible Preferred Stock]

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